UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 2, 2006 (January 29, 2006)
Retail Ventures, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

3241 Westerville Road, Columbus, Ohio		43224

(Address of principal executive offices)		(Zip Code)
(614) 471-4722

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     Retail Ventures, Inc. (the “Company”) announced that Jed L. Norden was named Executive Vice President and Chief Administrative Officer of the Company effective January 29, 2006. Pursuant to the terms of his employment agreement with the Company, (the “Employment Agreement”), Mr. Norden will receive an annual base salary of $500,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. Mr. Norden will also be eligible to receive a cash incentive bonus under the Company’s Cash Incentive Compensation Plan. The Company intends to provide Mr. Norden with an annual cash bonus of 50% of his base salary based on his achievement of incentive goals in the Company’s annual Management Incentive Plan (“MIP”), up to a maximum of 100% of his base salary. Mr. Norden will also receive, subject to certain conditions set forth in the Employment Agreement, (i) 30,000 price-protected options (SARs) connected to the Company’s Class A common stock at an exercise price equal to the average of the high and low trading price of the Company’s common stock on the date such grant is effective, subject to a 3-year vesting period, (ii) 30,000 additional restricted stock units, with a 3-year vesting schedule. Under the terms of the Employment Agreement, the Company will provide Mr. Norden with a perquisite car allowance of $19,575 which includes 45% tax gross-up and a corporate fuel card. In the event that Mr. Norden’s employment is terminated involuntarily by the Company without cause (as such terms are defined in the Employment Agreement), (i) the Company will continue to pay Mr. Norden’s base salary at the rate then in effect through January 29, 2009 (if such termination occurs prior to January 29, 2008) or for a period of 12 months (if such termination occurs on or after January 29, 2008), (ii) the Company will reimburse Mr. Norden for COBRA costs for up to 12 months, subject to certain conditions, (iii) the Company will pay to Mr. Norden the pro rata share of any cash incentive bonus that he would have received had he not been terminated, and (iv) Mr. Norden has full accelerated vesting for all of the newly granted SARs and RSUs on his date of termination, and has one year of accelerated vesting for his previously granted SARs. The foregoing summary is qualified in its entirety by reference to the full and complete terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     The Company announced that Jed L. Norden, age 55, was named as Executive Vice President and Chief Administrative Officer of the Company effective January 29, 2006. A summary of the material terms of Mr. Norden’s Employment Agreement is set forth in Item 1.01 above and is hereby incorporated by reference into this Item 5.02.
     Prior to accepting this position with the Company, Mr. Norden served as Executive Vice President of Human Resources for Retail Ventures Services, Inc., a subsidiary of Retail Ventures, Inc. Beginning in 2002, Mr. Norden served as Vice President of Human Resources for Ultimate Electronics. Prior to serving in that position, Mr. Norden served as Corporate Senior Vice President of Human Resources for Payless ShoeSource, Inc. from 1985 to 2002. Mr. Norden has also held various management positions at May Department Stores Company and Ingersoll-Rand Corporation.
     In addition, Mr. Norden served in other leadership roles; such as, liaison with Payless ShoeSource outside board of directors; president of Payless ShoeSource Charitable Foundation; Human Resources Policy Institute board member at Boston University; guest speaker on numerous occasions at University of Kansas, Texas A & M, Brigham Young University and Washburn

University; member of the Business Policy Boards at University of Kansas, Brigham Young University and Washburn University; and founding member of the Corporate Leadership Board in Washington D.C.
     None of the Company’s current directors or executive officers has a family relationship with Mr. Norden. Other than compensation for his services to the Company, there are no related party transactions between Mr. Norden and the Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, effective January 29, 2006 between Retail Ventures, Inc. and Jed L. Norden.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Ventures, Inc.

	By:	/s/ James A. McGrady

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Date: February 2, 2006